Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-173530 of our reports dated March 1, 2011, relating to the consolidated financial statements and financial statement schedules of Public Service Company of New Mexico and subsidiaries, and the effectiveness of Public Service Company of New Mexico and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Public Service Company of New Mexico for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 24, 2011